Exhibit 3.282

State of Delaware Secretary of State Division of Corporations Delivered 10:26 AM 12/22/2008 FILED 09:59 AM 12/22/2008 SRV 081217774 – 3782337 FILE

CERTIFICATE OF FORMATION

OF

UHS OF BOWLING GREEN, LLC

FIRST. The name of the limited liability company is UHS OF BOWLING GREEN, LLC.

SECOND. The address of its registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its Registered Agent at such address is Corporation Trust Company.

THIRD. The effective date shall be December 31, 2008.

[SIGNATURE APPEARS ON NEXT PAGE]

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on this     19     day of December, 2008.

/s/ Steve Filton
Print Name: Steve Filton
Authorized Signatory

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